STATE OF WYOMING

                                  Office of the

                               Secretary of State

                             (State of Wyoming Seal)

United  States  of  America,
State  of  Wyoming

     I, JOSEPH B. MEYER, Secretary of State of the State of Wyoming, do hereby certify that PREDATOR VENTURES LTD., a corporation originally organized under the laws of the Province of British Columbia, Canada on June 24, 1986 and thereafter requested to be continued into the state of Wyoming, did on July 14, 1999 complete all filings required of a continuing corporation to qualify and become a Wyoming corporation without any break in corporate existence.

     I FURTHER CERTIFY that on November 15, 1999, Articles of Amendment for PREDATOR VENTURES LTD. changing its name to WWBROADCAST.NET INC. was filed in this office and admitted to record.

     I FURTHER CERTIFY that this corporation has filed all annual reports and paid all annual license taxes to date or is not yet required to file such annual reports; and that Articles of Dissolution have not been filed, thus making the corporation in existence in the State of Wyoming.

(State  of  Wyoming  Seal)

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State of Wyoming. Done at Cheyenne, the Capital, this 16th day of November, A.D., 1999.

/s/  Joseph  B.  Meyer

Secretary  of  State

By:  signed